EXHIBIT 99.1

Gladstone Land Announces Third Quarter 2016 Results

MCLEAN, Va., Nov. 14, 2016 (GLOBE NEWSWIRE) -- Gladstone Land Corporation (NASDAQ:LAND) (the “Company”) today reported financial results for the third quarter ended September 30, 2016.

A reconciliation of funds from operations (“FFO”), Core FFO (“CFFO”) and Adjusted FFO (“AFFO”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, to net income, to which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net income, FFO, CFFO and AFFO and fully-diluted net income per weighted-average share is set forth in the Summary Information table below, and a description of each of FFO, CFFO and AFFO is located at the end of this press release.  In addition, a description of net asset value (“NAV”), a non-GAAP financial measure, and a reconciliation to total equity, to which the Company believes is its most directly-comparable GAAP measure, is also located at the end of this press release.  All per-share references are to fully-diluted, weighted-average shares of common stock of the Company unless otherwise noted.  For further detail, please refer to the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”), filed today with the U.S. Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.SEC.gov or from the Company’s website at www.GladstoneLand.com.

Please note that the limited information that follows in this press release is not adequate for making an informed investment judgment.

Summary Information:

	For and As of
	the Quarters Ended		Change	Change
	9/30/2016	6/30/2016	($ / #)	(%)
Operating Data:
Total operating revenues	$4,469,174	$4,244,441	$224,733	5.3%
Total operating expenses, net of credits	(2,663,340)	(2,650,404)	(12,936)	0.5%
Other expenses, net	(1,771,233)	(1,478,177)	(293,056)	19.8%
Net income available to common stockholders and OP Unit holders	$34,601	$115,860	$(81,259)	-70.1%
Plus: Real estate and intangible depreciation and amortization	1,431,846	1,334,973	96,873	7.3%
FFO available to common stockholders and OP Unit holders	$1,466,447	$1,450,833	$15,614	1.1%
Plus: Acquisition-related expenses	122,841	24,648	98,193	398.4%
Plus: Acquisition-related accounting fees	50,500	12,900	37,600	291.5%
CFFO available to common stockholders and OP Unit holders	$1,639,788	$1,488,381	$151,407	10.2%
Net adjustment for cash rents(1)	(146,192)	(66,606)	(79,586)	119.5%
Plus: Amortization of deferred financing costs	65,584	35,372	30,212	85.4%
AFFO available to common stockholders and OP Unit holders	$1,559,180	$1,457,147	$102,033	7.0%

Share and Per-Share Data:
Weighted-average common shares outstanding – basic and diluted	10,018,331	9,992,941	25,390	0.3%
Weighted-average OP Units outstanding(2)	854,116	745,879	108,237	14.5%
Weighted-average total shares outstanding	10,872,447	10,738,820	133,627	1.2%

Diluted net income per weighted-average total share	$0.003	$0.011	$(0.008)	-70.5%
Diluted FFO per weighted-average total share	$0.135	$0.135	$(0.000)	-0.2%
Diluted CFFO per weighted-average total share	$0.151	$0.139	$0.012	8.8%
Diluted AFFO per weighted-average total share	$0.143	$0.136	$0.008	5.7%
Cash distributions declared per common share	$0.124	$0.124	$-	0.0%

Balance Sheet Data:
Net investments in real estate, at cost(3)	$308,737,982	$268,725,765	$40,012,217	14.9%
Total assets	$316,306,732	$275,185,109	$41,121,623	14.9%
Total indebtedness(4)	$217,230,127	$181,526,562	$35,703,565	19.7%
Total equity	$86,545,055	$82,227,141	$4,317,914	5.3%
Total common shares + OP Units outstanding(2)	11,240,181	10,738,820	501,361	4.7%

Other Data:
Cash flows from operations	$947,327	$2,030,785	$(1,083,458)	-53.4%
Farms owned	56	47	9	19.1%
Acres owned	33,800	23,456	10,344	44.1%
Occupancy rate	100.0%	100.0%	0.0%	0.0%
Farmland portfolio value	$379,983,991	$337,171,991	$42,812,000	12.7%
Net asset value per share	$13.68	$13.68	$-	0.0%

(1) This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and accretion related to below-market lease values, deferred revenue and tenant improvements, resulting in rental income reflected on a modified accrual cash basis. The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.
(2) There were 1,215,306 and 745,879 OP Units held by non-controlling limited partners as of September 30 and June 30, 2016, respectively.
(3) Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(4) Includes the principal balances outstanding of all borrowings, including mortgage notes and bonds payable and lines of credit, plus our Term Preferred Stock.

Highlights for the Quarter:

  Property Acquisitions:  Acquired 9 new farms, consisting of 10,344 total acres, for approximately $40.4 million.  On a weighted-average basis, these farms were acquired at an initial, overall capitalization rate of 4.8%, with provisions within certain of the leases expected to drive that figure higher in future years;
  Leasing Activities:  Renewed our final 2016 lease expiration (a property in Salinas, CA) with the existing tenant at a net increase in annualized income of 9.0% compared to that of the previous lease;
  Financing Activities:
    Obtained $4.1 million in new, long-term borrowings at an expected, weighted-average effective interest rate of 3.10%, which is fixed for seven years;
    Issued $28.8 million of 6.375% term preferred stock, which is mandatorily-redeemable in five years (the “Term Preferred Stock”); and
    In connection with certain acquisitions during the quarter, issued 469,427 units of limited partnership interests in our operating partnership (“OP Units”) at a weighted-average price of $11.31 per OP Unit, constituting an aggregate fair value of approximately $5.3 million as of the acquisition date; and
  Paid Distributions:  Paid monthly cash distributions of $0.04125 per share of common stock (including OP Units held outside of the Company) for each of July, August, and September, 2016.

Q3 2016 Results:  Net income for the quarter was approximately $35,000, or $0.00 per share, compared to approximately $116,000, or $0.01 per share, in the prior quarter.  AFFO for the quarter was approximately $1.6 million, or $0.14 per share, and increased by approximately 7.0% from the prior quarter, primarily due to additional rental income recorded as a result of our recent acquisitions and a decrease in the performance-based incentive fee earned by our adviser during the quarter, partially offset by additional dividend payments made on our Term Preferred Stock, which was not outstanding during the prior quarter.  We declared and paid distributions during the quarter of approximately $0.12 per share.

For the third quarter, our core operating expenses (which we define as our total operating expenses, less depreciation and amortization expense, acquisition-related expenses, any fee credits, and certain other one-time expenses) decreased by approximately $182,000, or 14.1%, from the previous quarter, primarily due to a decrease in the incentive fee earned by our adviser.  Excluding the incentive fees earned in each of the comparable quarters, our core operating expenses decreased by approximately $45,000, or 4.0%, from the previous quarter, primarily due to lower general and administrative expenses (due to writing off approximately $64,000 of bad debt expense in the prior quarter) and a decrease in stockholder-related expenses.  These decreases were partially offset by additional professional fees incurred in connection with the level of acquisitions we had during the quarter and for updating the valuations of certain of our farms via third-party appraisals.

Our NAV per share remained flat during the quarter at $13.68 as of September 30, 2016.  The farms that were re-valued during the quarter resulted in a net appreciation of approximately $2.5 million, or $0.22 per share, the majority of which came from valuations as determined by third-party appraisers.  However, this increase was offset by the distributions we paid to our shareholders, as well as the dilutive effect of issuing new OP Units at prices below our NAV per share.

Subsequent to September 30, 2016:

  Property Acquisition:  Acquired a producing almond orchard in California, consisting of 197 acres, for $6.5 million.  The farm was acquired at an initial capitalization rate of 5.0% but is expected to yield between 7.0% and 10.0% when including the revenue-sharing portion of the lease;
  Financing Activities:
    Amended our credit facility with Metropolitan Life Insurance Company (“MetLife”), through which we did the following:
      Expanded the overall size of the facility from $125 million to $200 million;
      Reduced the interest rate on approximately $85.9 million of existing borrowings by 19 basis points, resulting in annual savings of approximately $163,000, and fixed the new rate at 3.16% for 10 years;
      Increased the overall loan-to-value ratio on the underlying collateral from 58% to 60%, which, in conjunction with an increase in overall collateral value as a result of having certain properties re-appraised, increased our overall availability under the facility by approximately $28.3 million;
    Obtained $25.5 million in new, long-term borrowings at an expected, weighted-average effective interest rate of 3.16%, which rate is fixed for 10 years.  $21.0 million of these proceeds were used to repay a portion of our variable-rate line of credit with MetLife; and
  Increased Distributions:  Increased our distribution run rate by 3.0%, declaring monthly cash distributions of $0.0425 per share of common stock (including OP Units held outside of the Company) for each of October, November, and December, 2016.  This marks our fourth distribution increase over the past 22 months, during which time we’ve increased the distribution run rate by a total of 41.7%.

Comments from the Company’s Chief Executive Officer, David Gladstone:  “We had a very strong quarter in terms of both portfolio growth and operating results.  From a portfolio standpoint, we had our most active quarter to date, adding over 10,000 acres of new farmland to our portfolio for approximately $40.4 million.  These new farms are spread across three different states and grow a variety of crops, adding to the overall diversity of our portfolio and increasing our tenant base to 40 different tenants, all of whom are unrelated parties.  From an operational standpoint, we had our strongest quarter to date, as we further increased our AFFO per share and fully covered our distributions for the fourth consecutive quarter.  This growth also allowed us to increase the distribution rate to our shareholders for the fourth time in the past 22 months, and as we continue to grow our AFFO per share through additional acquisitions and re-leasing existing farms at increased rental rates, we expect the coverage ability provided by AFFO to increase, as well.  We believe that investing in our stock is both an income investment, as well as an asset appreciation investment, as we expect that the value of the farmland we own will increase at a rate that outpaces that of inflation.”

Conference Call for Stockholders:  The Company will hold a conference call on Tuesday, November 15, 2016, at 8:30 a.m. EST to discuss its earnings results.  Please call (855) 363-1762 to enter the conference.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available beginning one hour after the call and will be accessible through December 15, 2016.  To hear the replay, please dial (855) 859-2056 and use conference number 46698640.  The live audio broadcast of the Company’s quarterly conference call will also be available online at the Company’s website, www.GladstoneLand.com. The event will also be archived and available for replay on the Company’s website through January 15, 2017.

About Gladstone Land Corporation:
Gladstone Land is a publicly-traded real estate investment trust that invests in farmland located in major agricultural markets in the U.S., which it leases to farmers, and pays monthly distributions to its stockholders.  The Company intends to report the current fair value of its farmland on a quarterly basis; as of September 30, 2016, the estimated net asset value of the Company was $13.68 per share.  Gladstone Land currently owns 57 farms, comprised of 33,997 acres in 7 different states across the U.S., valued at approximately $386 million.  Its acreage is predominantly concentrated in locations where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are planted and harvested annually or more frequently, as well as permanent crops, such as almonds, blueberries, and pistachios, which are planted every 10 to 20-plus years.  The Company also may acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  Gladstone Land has paid 45 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013.  The current per-share distribution is $0.0425 per month, or $0.51 per year.  Additional information can be found at www.GladstoneLand.com and www.GladstoneFarms.com.

Owners or brokers who have farmland for sale in the U.S. should contact:

  Bill Frisbie at (703) 287-5839 or Bill.F@GladstoneLand.com – Eastern U.S.
  Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com – Western U.S.
  Bill Hughes at (618) 606-2887 or Bill.H@GladstoneLand.com – Midwest U.S.

For stockholder information on Gladstone Land, call (703) 287-5893.  Information on the business activities of all of the Gladstone funds can be found at www.GladstoneCompanies.com.  For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.Gladstone.com.

Non-GAAP Financial Measures:

FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.  The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.

CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition-related expenses, income tax provisions and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Company’s Form 10-Q, filed today with the SEC.

AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Company’s Form 10-Q, filed today with the SEC.

The Company’s presentation of FFO, as defined by NAREIT, or CFFO or AFFO, as defined above, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.

NAV:  Pursuant to a valuation policy approved by our board of directors, our valuation team, with oversight from the chief valuation officer, provides recommendations of value for our properties to our board of directors, who then review and approve the fair values of our properties.  Per our valuation policy, our valuations are derived based on either the purchase price of the property; values as determined by an independent, third-party appraiser; or through an internal valuation process, which process is, in turn, based on values as determined by independent, third-party appraisers.  In any case, we intend to have each property valued by an independent, third-party appraiser at least once every three years, or more frequently in some instances.  Various methodologies are used, both by the appraisers and in our internal valuations, to determine the fair value of our real estate on a fee simple, “As Is” basis, including the sales comparison, income capitalization (or a discounted cash flow analysis) and cost approaches of valuation.  NAV is a non-GAAP, supplemental measure of financial position of an equity REIT and is calculated as total equity, adjusted for the increase or decrease in fair value of our real estate assets and encumbrances relative to their respective costs bases.  Further, we calculate NAV per share by dividing NAV by our total shares outstanding.  A reconciliation of NAV to total equity, to which the Company believes is the most directly-comparable GAAP measure, is provided below:

Total equity per balance sheet		$86,545,055
Fair value adjustment for long-term assets:
Less: net cost basis of tangible and intangible real estate holdings(1)	$(308,737,982)
Plus: estimated fair value of real estate holdings(2)	379,983,991
Net fair value adjustment for real estate holdings		71,246,009
Fair value adjustment for long-term liabilities:
Plus: book value of aggregate long-term indebtedness(3)	195,797,127
Less: fair value of aggregate long-term indebtedness(3)(4)	(199,780,193)
Net fair value adjustment for long-term indebtedness		(3,983,066)
Estimated NAV		$153,807,998
Total common shares outstanding(5)		11,240,181
Estimated NAV per share		$13.68

(1) Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(2) As determined by the Company's valuation policy and approved by its board of directors.
(3) Includes the principal balances outstanding of all long-term borrowings (consisting of mortgage notes and bonds payable) and the Term Preferred Stock.
(4) Long-term mortgage notes and bonds payable valued using a discounted cash flow model. Term Preferred Stock valued based on its closing stock price as of September 30, 2016.
(5) Includes 1,215,306 OP Units held outside of the Company, representing 10.8% of all OP Units issued and outstanding.

Comparison of estimated NAV and estimated NAV per share to similarly-titled measures for other REITs may not necessarily be meaningful due to possible differences in the calculation or application of the definition of NAV used by such REITs.  In addition, the trading price of our common shares may differ significantly from our most recent estimated NAV per share calculation.  The Company’s independent auditors have neither audited nor reviewed our calculation of NAV or NAV per share.  For a full explanation of our valuation policy, please read the Company’s Form 10-Q, filed today with the SEC.

Certain statements in this press release, including, but not limited to, the Company’s ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in net asset value per share are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company’s ability to procure financing for investments; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease real property; and significant changes in interest rates.  Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" of its Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on February 23, 2016, and its Form 10-Q for the three and nine months ended September 30, 2016, as filed with the SEC of even date herewith.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Gladstone Land Corporation, +1-703-287-5893